Exhibit 99.1
                                                           Contact: Jim Humphrey
                                                                     ###-##-####

For Immediate Release

          BOARD OF DIRECTORS OF HUMPHREY HOSPITALITY TRUST, INC. FORMS
         INDEPENDENT COMMITTEE TO EVALUATE OPTIONS FOR FUTURE LEASING OF
                              ITS HOTEL PROPERTIES

         COLUMBIA, Md. - (BUSINESS WIRE) - March 29, 2001. Humphrey Hospitality Trust, Inc. (NASDAQ: HUMP), a REIT which currently owns 92 limited service hotel properties in 19 midwestern and eastern states, today announced that its board of directors has formed a committee of independent directors to evaluate information recently received from the lessee of its hotel properties, Humphrey Hospitality Management, Inc. The lessee recently advised the REIT that it has incurred, and expects to continue to incur, substantial losses from the leasing and operation of the REIT's hotels. For the year ended December 31, 2000, the lessee reported a net loss of approximately $2.4 million. The lessee advised the REIT that economic conditions in a number of the REIT's markets have led to decreased hotel revenues and increased hotel operating costs. Hotel revenues have been negatively affected by intense new competition in several markets as well as by higher energy costs which have reduced transient travel. Hotel operating costs have increased due to increased utility costs and labor costs. As a result, the lessee has advised the REIT that, without a substantial reduction in the rent paid to the REIT under the leases, the lessee will be unable to continue to lease and operate the REIT's hotel.

         It is anticipated that the committee of directors will explore alternatives available to the REIT, including but not limited to (i) formation of taxable REIT subsidiaries under the recently enacted REIT Modernization Act which permits taxable subsidiaries of the REIT to act as lessee of the REIT's hotels and engage third party management companies to manage the hotels, (ii) amendments to the existing leases to reduce the rent paid by the lessee to the REIT or to make other changes, and (iii) the sale of certain of the REIT's hotels.

         Based on preliminary information received from the lessee, the REIT believes these matters could result in a substantial decline in the REIT's funds from operations and net income. As a result, the REIT's board of directors does not expect the REIT to maintain its current monthly dividend rate beyond its previously announced $.077 per share monthly dividend payable on April 30, 2001 to shareholders of record on March 30, 2001. Although the REIT anticipates it will continue to pay dividends to its shareholders, the REIT has not yet determined the new lower dividend rate. Future dividends will be determined by the REIT's board of directors based on the REIT's actual results of operations, economic conditions, capital expenditure requirements and other factors which the board of directors deems relevant.

         Humphrey   Hospitality  Trust,  Inc.  is  a  self-advised  real  estate investment trust specializing in limited-service lodging. More information on Humphrey Hospitality can be found at www.humphreyhospitality.com.

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This press  release may contain  "forward-looking"  statements  as  described in
Section 27A of the Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements usually include words like "believes," "anticipates" and "expects" and describe our expectations for the future. These expectations may not be met in important ways for a variety of reasons, which are described in our Current Report on Form 8-K filed with the SEC on January 22, 2001, and in other reports we file with the SEC.